Exhibit 99.1

For Release: April 18, 2006	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Third Quarter 2006 Net Income of $6.3 Million, down 4.0%

from $6.6 Million in Prior Year Third Quarter

Core Earnings of $6.3 Million Hit Record High, up 13.3% from $5.6 Million in Prior Year

Third Quarter Dividend of $0.14 Declared

Highlights

•	Net income for third quarter of fiscal 2006 was $6.3 million, or $0.43 per diluted share compared with $6.6 million and $0.45 for the same quarter in the prior year.

•	Record quarterly core earnings of $6.3 million were up 13.3% from $5.6 million in the same quarter in the prior year and core diluted earnings per share of $0.43 were up 13.2% from $0.38 in the same quarter in the prior year.

•	Mortgage-banking income was $3.7 million for the quarter, up 82.1% from the same quarter in the prior year due to a gain on the sale of loan servicing rights of $1.6 million.

•	$42 million of securities were sold at a loss of $0.9 million in order to reposition a portion of the investment portfolio to reflect recent changes in the yield curve.

•	Portfolio loans grew $59 million or at an annualized rate of 11.8% for the third quarter of fiscal 2006.

•	Commercial loans grew $14 million or 7.3% annualized for the quarter and $74 million or 13.8% annualized for the first nine months.

•	The Board of Directors declared a $0.14 per share cash dividend.

Summary

Warren, Ohio — April 18, 2006 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.3 million for the quarter ended March 31, 2006, compared with $6.6 million for the quarter ended March 31, 2005, a decrease of 4.0%. Diluted earnings per share were $0.43 for the current period compared with $0.45 for the prior year period, a decrease of 4.4%. Return on average equity for the quarter was 10.30% compared with 11.64% for the same quarter in the prior year. These decreases from prior year levels were primarily due to receipt of $1.0 million of life insurance proceeds in the prior year third quarter. These proceeds were tax free and added $0.07 to diluted earnings per share in the prior year. Net income of $6.3 million and diluted earnings per share of $0.43 in the current quarter were 4.6% and 4.9% higher than net income and diluted earnings per share of $6.0 million and $0.41 for the quarter ended December 31, 2005.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles that excludes certain unusual or nonrecurring items of revenue or expense. Net income and core earnings are identical in the current quarter. Core earnings in the prior year quarter exclude the $1.0 million tax-free credit for life insurance proceeds. Core earnings for the quarter ended March 31, 2006, were $6.3 million compared with $5.6 million for the quarter ended March 31, 2005, or an increase of 13.3%. Core diluted earnings per share were $0.43 for the current quarter compared with $0.38 for the same quarter in the prior year, an increase of 13.2%. Core return on average equity for the current quarter was 10.30% compared with 9.86% for the same quarter in the prior year. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures on page four of this release and the Reconciliation of GAAP Net Income to Core Earnings on page eight.

For the first nine months of fiscal 2006, the Company reported net income of $18.5 million compared with $13.0 million for the first nine months of fiscal year 2005, an increase of 42.8%. Diluted earnings per share increased 40.4% to $1.25, from $0.89 a year ago. For the nine months ended March 31, 2006 core earnings were equal to net income but for the nine months ended March 31, 2005 core earnings differed by the $1.0 million credit for life insurance proceeds in the third quarter of fiscal 2005 and a $3.4 million after-tax charge for other-than-temporary impairment of securities in the second quarter of fiscal 2005. Core earnings for the nine months ended March 31, 2006 were $18.5 million compared with $15.4 million for the nine months ended March 31, 2005, an increase of $3.1 million or 20.5%. Core diluted earnings per share and core return on average equity were $1.25 and 10.13% for the first nine months of fiscal 2006 compared with $1.05 and 9.06% for the first nine months of fiscal 2005.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to report record core earnings for the quarter and growth of more than 20% in year-to-date core earnings. These results are particularly impressive given the pressures on our net interest income from the continued increase in short-term interest rates and the continued flattening of the yield curve. Our balance of revenue from net interest income and noninterest income including mortgage-banking revenue has allowed us to continue our positive performance trend through a variety of interest rate scenarios and economic conditions.”

On January 27, 2006, First Place announced that it had reached a definitive agreement to acquire The Northern Savings & Loan Company, a $340 million savings association in Elyria, Ohio. The proposed acquisition is still pending and is subject to the approval of Northern shareholders and various regulatory authorities and the satisfaction of other customary closing conditions. The transaction is expected to close sometime late in the second calendar quarter of 2006. Mr. Lewis added, “The Northern acquisition will enable First Place to continue growing net interest income and noninterest income by giving us access to growth markets for deposits, commercial, mortgage and consumer loans in Lorain County and Western Cuyahoga County.

Revenue

Net interest income for the third quarter of fiscal year 2006 increased 2.6% over the third quarter of fiscal year 2005, to $19.1 million. Compared with the prior-year third quarter, average earning assets have grown 9.1%, while the net interest margin declined 20 basis points to 3.17% from 3.37% in the prior year third quarter. While short-term and long-term interest rates both rose during the quarter, First Place was negatively impacted by a decline in the average balance of interest-bearing and noninterest-bearing deposits resulting in increases in borrowings to replace deposits. This growth in the amount of borrowings caused liability costs to rise faster than asset yields. Mr. Lewis added, “The continued flattening of the yield curve finally caught up with us and we experienced interest rate compression this quarter that many of our peers have been experiencing for several quarters.”

Noninterest income for the third quarter of fiscal 2006 was $7.9 million, an increase of $0.5 million or 6.8% over the same period in the prior year. The prior year third quarter included the $1.0 million life insurance proceeds. Excluding the prior year life insurance proceeds, the increase in noninterest income was $1.5 million or 23.6%. That increase was primarily due to an increase in mortgage-banking income.

Loss on sale of securities for the quarter ended March 31, 2006, was $0.9 million compared with $0.1 million in the same quarter in the prior year. First Place sold $42 million of securities, which were primarily low yielding bonds scheduled to mature during calendar year 2007, in order to invest in securities with higher yields. As of March 31, 2006, $25 million has been reinvested in securities with yields approximately 230 basis points higher than the yield on the securities sold. Management intends to reinvest the remaining $17 million during the fourth quarter of fiscal 2006 and expects to achieve the same or larger increases in yields.

Mortgage banking income, consisting of loan servicing income and gains on the sale of loans and loan servicing rights was $3.7 million for the quarter ended March 31, 2006, compared with $2.0 million in the same quarter in the prior year and $1.6 million in the quarter ended December 31, 2005. For the quarter ended March 31, 2006 mortgage-banking income was composed of $0.7 million in loan servicing income, $1.4 million in gain on sale of loans and $1.6 million in gain on the sale of loan servicing rights compared with $0.1 million, $1.9 million and $0.0 million respectively in the prior year quarter. The loan servicing rights asset was $15 million at March 31, 2006, down from $25 million at December 31, 2005 primarily due to the sale of loan servicing rights with a cost basis of $11 million.

Noninterest Expense

Noninterest expense for the third quarter of fiscal year 2006 was $16.7 million, an increase of $1.0 million or 6.3%, compared with the third quarter of fiscal year 2005. The main factor contributing to this growth was franchise taxes, which rose $0.5 million, or 666.7%, to $0.6 million compared with $0.1 million in the prior year. The Company expects franchise taxes to continue at current levels through the remainder of calendar 2006. For the quarter ended March 31, 2005, noninterest expense was 2.58% of average assets compared with 2.65% in the prior-year quarter. The core efficiency ratio for the quarter ended March 31, 2006, was 61.6%, down from 62.5% from the same period in the prior year. Mr. Lewis added, “I am pleased that we were able to improve noninterest expense as a percent of average assets and the core efficiency ratio in spite of a significant increase in our franchise tax expense. It is also encouraging that we were able to grow average assets by 9.1% and core total revenue by 8.0% compared with the prior year quarter while noninterest expenses other than franchise taxes increased by only 3.1%. We continue to improve the efficiency and effectiveness of our organization which has enabled us to grow assets faster than expenses.”

Asset Quality

Nonperforming assets were $19.9 million at March 31, 2006, or 0.75% of total assets compared with $16.3 million or 0.62% of total assets at December 31, 2005. The increase of $3.6 million in nonperforming assets was due to an increase of $2.7 million in nonperforming loans and an increase of $0.9 million in real estate owned. Charge-offs for the quarter were $0.5 million compared with $0.8 million for the previous fiscal quarter. That represented an annualized ratio of charge-offs to average loans of 0.09% for the third fiscal quarter of fiscal 2006 compared with 0.16% for the second quarter of fiscal 2006. The allowance for loan losses increased $0.6 million to $20.2 million at March 31, 2006, from $19.6 million at December 31, 2005. The ratio of the allowance for loan losses to total loans was 0.98% at March 31, 2006, and December 31, 2005. Mr. Lewis noted that, “We continue to experience a relatively low level of charge-offs compared to average loans and our current ratio of the allowance for loan losses to nonperforming loans of 125.2% is at a reasonable level. We believe the allowance for loss on loans is at an appropriate level given the level of credit risk in our loan portfolio.”

Balance Sheet Activity

Assets were $2.647 billion at March 31, 2006, an increase of $21 million during the third quarter of fiscal 2006 and $148 million for the first nine months of fiscal 2006. Annualized asset growth for the third quarter and the first nine months of fiscal 2006 was 3.1% and 7.9%, respectively. Portfolio loans totaled $2.064 billion at March 31, 2006, an increase of $59 million from December 31, 2005, or at an annualized growth rate of 11.8%. During the third quarter of fiscal 2006, commercial loans increased $14 million, or 7.3% annualized, to $790 million, and now account for 38.3% of the loan portfolio. During the same period, mortgage and construction loans increased $32 million, or 14.6% annualized, to $916 million. Virtually all fixed-rate residential mortgage loans are originated for sale, generating substantial noninterest income and minimizing interest rate risk. Consumer loans were $358 million at March 31, 2006, an increase of $12 million from December 31, 2005 or growth of 14.3% annualized. More than 80% of consumer loans are secured by single-family residences. These loans include home equity loans and lines and second mortgages.

Deposits totaled $1.748 billion at March 31, 2006, a decrease of $17 million since December 31, 2005. This decline was composed of an $8 million increase in retail deposits, and $8 million decrease in brokered funds and a $16 million decline in public funds deposits. The public funds market has become extremely competitive over the past several months and First Place chose to increase funding through borrowings rather than pay extremely high rates to retain public fund deposits. Retail deposits grew at an annualized rate of 2.0% during the current quarter and 7.3% for the first nine months of fiscal 2006.

Shareholders’ equity remains strong; it grew $7 million, or at an annualized rate of 11.1%, during the third fiscal quarter, reaching $252 million at March 31, 2006. At period-end, equity was equivalent to 9.52% of total assets up from 9.34% at December 31, 2005. There were no purchases of treasury stock during the quarter.

Board Actions

At its regular meeting held April 18, 2006, the Board of Directors declared a per share cash dividend of $0.14 payable on May 11, 2006 to shareholders of record as of the close of business on April 27, 2006.

About First Place Financial Corp.

First Place Financial Corp., a $2.65 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission (SEC), or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Information about Northern Acquisition

This press release does not constitute an offer of securities by either Northern or the Company. In connection with the proposed transaction for the Company to acquire Northern, a registration statement on Form S- 4 has been filed with the SEC. The registration statement contains a proxy statement/prospectus to be distributed to the shareholders of Northern in connection with their vote on the acquisition of Northern. The information in this press release is not a substitute for the registration statement on Form S-4, the proxy statement/prospectus or any other documents the Company and Northern have filed or intend to file with the SEC and, in the case of Northern, with the Office of Thrift Supervision. We urge investors to read the registration statement on Form S-4, the proxy statement/prospectus and other relevant documents filed or to be filed with the SEC in connection with the proposed acquisition because they contain important information. The registration statement on Form S-4, which includes the proxy statement/prospectus, and other documents filed or to be filed by the Company with the SEC will be available free of charge at the SEC’s website (www.sec.gov) or from the Company by contacting Paul S. Musgrove, Chief Financial Officer, First Place Financial Corp., (330) 373-1221.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,			Nine months ended March 31,
(Dollars in thousands, except share data)	2006	2005	Percent Change	2006	2005	Percent Change
Interest income	$37,547	$31,233	20.2%	$108,868	$88,369	23.2%
Interest expense	18,467	12,633	46.2	50,705	35,496	42.8

Net interest income	19,080	18,600	2.6	58,163	52,873	10.0

Provision for loan losses	1,013	906	11.8	3,558	2,584	37.7

Net interest income after provision for loan losses	18,067	17,694	2.1	54,605	50,289	8.6

Noninterest income
Service charges	1,340	1,220	9.8	4,078	3,945	3.4
Net gains (losses) on sale of securities	(945)	(136)	(594.9)	(945)	168	(662.5)
Impairment of securities	—	—	0.0	—	(5,246)	(100.0)
Net gains on sale of loans	1,391	1,934	(28.1)	4,726	4,358	8.4
Gain on sale of loan servicing rights	1,551	—	N/M	1,551	—	N/M
Loan servicing income (loss)	723	107	N/M	1,081	174	N/M
Other income – bank	1,651	2,518	(34.4)	5,273	5,449	(3.2)
Other income – non-bank	2,193	1,757	24.8	5,849	4,959	17.9

Total noninterest income	7,904	7,400	6.8	21,613	13,807	56.5

Noninterest expense
Salaries and employee benefits	8,282	7,996	3.6	24,565	21,707	13.2
Occupancy and equipment	2,465	2,457	0.3	7,346	7,265	1.1
Professional fees	693	723	(4.1)	2,133	1,929	10.6
Loan expenses	687	559	22.9	1,939	1,596	21.5
Marketing	437	524	(16.6)	1,599	1,761	(9.2)
Franchise taxes	598	78	666.7	926	1,107	(16.4)
Amortization of intangible assets	900	972	(7.4)	2,769	2,916	(5.0)
Other	2,687	2,440	10.1	8,073	7,230	11.7

Total noninterest expense	16,749	15,749	6.3	49,350	45,511	8.4

Income before income taxes	9,222	9,345	(1.3)	26,868	18,585	44.6
Provision for income taxes	2,896	2,755	5.1	8,329	5,602	48.7

Net income	$6,326	$6,590	(4.0)%	$18,539	$12,983	42.8%

SHARE DATA:
Basic earnings per share	$0.43	$0.46	(6.5)%	$1.28	$0.90	42.2%
Diluted earnings per share	$0.43	$0.45	(4.4)	$1.25	$0.89	40.4
Cash dividends per share	$0.14	$0.14	0.0	$0.42	$0.42	0.0
Average shares outstanding - basic	14,564,744	14,382,450	1.3	14,518,735	14,383,192	0.9
Average shares outstanding - diluted	14,841,213	14,628,596	1.5	14,777,870	14,628,477	1.0

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Mar 31, 2006 (Unaudited)	Dec 31, 2005 (Unaudited)	Sept 30, 2005 (Unaudited)	June 30, 2005	Mar 31, 2005 (Unaudited)
ASSETS
Cash and due from banks	$60,513	$70,153	$64,759	$52,549	$44,269
Interest-bearing deposits in other banks	4,600	—	—	—	—
Securities available for sale	266,170	286,864	294,763	296,314	322,054
Loans held for sale	59,015	83,754	138,939	145,053	205,385
Loans
Mortgage and construction	916,479	884,123	807,745	806,294	823,592
Commercial	789,992	775,782	742,511	715,903	645,165
Consumer	358,004	345,643	330,177	308,924	267,911

Total loans	2,064,475	2,005,548	1,880,433	1,831,121	1,736,668
Less allowance for loan losses	20,170	19,617	19,194	18,266	17,888

Loans, net	2,044,035	1,985,931	1,861,239	1,812,855	1,718,780
Federal Home Loan Bank stock	27,518	31,281	30,922	30,621	30,292
Premises and equipment, net	25,428	24,128	22,354	21,367	21,701
Goodwill	56,207	55,173	55,173	55,076	55,617
Core deposit and other intangibles	12,525	13,413	14,337	15,282	16,246
Other assets	90,874	75,834	77,806	69,826	65,523

Total assets	$2,647,155	$2,626,531	$2,560,292	$2,498,943	$2,479,867

LIABILITIES
Deposits
Non-interest bearing checking	$223,647	$251,624	$228,642	$235,840	$229,267
Interest bearing checking	117,586	122,219	118,667	110,774	114,335
Savings	205,284	196,754	193,052	195,203	183,978
Money market	442,061	450,746	452,478	441,134	437,282
Certificates of deposit	759,784	743,738	762,066	726,388	693,072

Total deposits	1,748,362	1,765,081	1,754,905	1,709,339	1,657,934
Securities sold under agreements to repurchase	39,911	39,095	38,377	36,946	34,107
Borrowings	515,016	482,944	430,752	455,206	507,001
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	61,857	30,929	30,929
Other liabilities	29,992	32,363	32,932	29,867	18,793

Total liabilities	2,395,138	2,381,340	2,318,823	2,262,287	2,248,764
SHAREHOLDERS’ EQUITY	252,017	245,191	241,469	236,656	231,103

Total liabilities and shareholders equity	$2,647,155	$2,626,531	$2,560,292	$2,498,943	$2,479,867

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the Nine months ended 3/31
(Dollars in thousands except per share data)	3/31/06 3rd Qtr FY 2006	12/31/05 2nd Qtr FY 2006	9/30/05 1st Qtr FY 2006	6/30/05 4th Qtr FY 2005	3/31/05 3rd Qtr FY 2005	2006	2005
EARNINGS (GAAP)
Tax equivalent net interest income	$19,305	19,876	19,650	19,358	18,819	58,831	53,535
Net interest income	$19,080	19,652	19,431	19,139	18,600	58,163	52,873
Provision for loan losses	$1,013	1,190	1,355	925	906	3,558	2,584
Noninterest income	$7,904	6,807	6,902	6,072	7,400	21,613	13,807
Noninterest expense	$16,749	16,535	16,066	16,035	15,749	49,350	45,511
Net income	$6,326	6,046	6,167	5,955	6,590	18,539	12,983
Basic earnings per share	$0.43	0.42	0.43	0.41	0.46	1.28	0.90
Diluted earnings per share	$0.43	0.41	0.42	0.41	0.45	1.25	0.89

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.98%	0.93%	0.96%	0.96%	1.11%	0.96%	0.74%
Return on average equity	10.30%	9.86%	10.23%	10.18%	11.64%	10.13%	7.65%
Return on average tangible assets	1.00%	0.95%	0.99%	0.99%	1.14%	0.98%	0.76%
Return on average tangible equity	14.22%	13.77%	14.46%	14.63%	16.95%	14.15%	11.28%
Net interest margin, fully tax equivalent	3.17%	3.33%	3.35%	3.35%	3.37%	3.28%	3.33%
Efficiency ratio	61.56%	61.97%	60.51%	63.05%	60.07%	61.35%	67.58%
Noninterest expense as a percent of average assets	2.58%	2.54%	2.51%	2.58%	2.65%	2.55%	2.58%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,326	6,046	6,167	5,955	6,590	18,539	12,983
Other than temporary impairment of securities, net of tax	$—	—	—	—	—	—	3,410
Tax-free proceeds from executive life insurance policy	$—	—	—	—	(1,005)	—	(1,005)
Core earnings	$6,326	6,046	6,167	5,955	5,585	18,539	15,388

CORE EARNINGS
Core earnings	$6,326	6,046	6,167	5,955	5,585	18,539	15,388
Basic core earnings per share	$0.43	0.42	0.43	0.41	0.39	1.28	1.07
Core diluted earnings per share	$0.43	0.41	0.42	0.41	0.38	1.25	1.05

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.98%	0.93%	0.96%	0.96%	0.94%	0.96%	0.87%
Core return on average equity	10.30%	9.86%	10.23%	10.18%	9.86%	10.13%	9.06%
Core return on average tangible assets	1.00%	0.95%	0.99%	0.99%	0.97%	0.98%	0.90%
Core return on average tangible equity	14.22%	13.77%	14.46%	14.63%	14.37%	14.15%	13.37%
Core net interest margin, fully tax equivalent	3.17%	3.33%	3.35%	3.35%	3.37%	3.28%	3.33%
Core efficiency ratio	61.56%	61.97%	60.51%	63.05%	62.46%	61.35%	63.58%
Core noninterest expense as a percent of average assets	2.58%	2.54%	2.51%	2.58%	2.65%	2.55%	2.58%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended					As of or for the Nine months ended 3/31
(Dollars in thousands except per share data)	3/31/06 3rd Qtr FY 2006	12/31/05 2nd Qtr FY 2006	9/30/05 1st Qtr FY 2006	6/30/05 4th Qtr FY 2005	3/31/05 3rd Qtr FY 2005	2006	2005
CAPITAL
Equity to total assets at end of period	9.52%	9.34%	9.43%	9.47%	9.32%	9.52%	9.32%
Tangible equity to tangible assets	7.11%	6.90%	6.90%	6.85%	6.61%	7.11%	6.42%
Book value per share	$16.65	16.24	16.02	15.75	15.41	16.65	15.41
Tangible book value per share	$12.11	11.70	11.41	11.07	10.62	12.11	10.62
Period-end market value per share	$24.80	24.05	22.17	20.09	18.30	24.80	18.30
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14	0.42	0.42
Common stock dividend payout ratio	32.56%	34.15%	33.33%	34.15%	31.11%	33.60%	47.19%
Period-end common shares outstanding (000)	15,136	15,096	15,077	15,026	14,997	15,136	14,997
Average basic shares outstanding (000)	14,565	14,519	14,473	14,417	14,382	14,519	14,383
Average diluted shares outstanding (000)	14,841	14,780	14,710	14,639	14,629	14,778	14,628

ASSET QUALITY
Net charge-offs (recoveries)	$460	767	427	547	602	1,655	1,223
Annualized net charge-offs (recoveries) to average loans	0.09%	0.16%	0.09%	0.12%	0.14%	0.11%	0.10%
Nonperforming loans (NPLs)	$16,117	13,419	15,326	12,605	12,186	16,117	12,186
NPLs as a percent of total loans	0.78%	0.67%	0.82%	0.69%	0.70%	0.78%	0.70%
Nonperforming assets (NPAs)	$19,940	16,294	18,443	15,611	15,052	19,940	15,052
NPAs as a percent of total assets	0.75%	0.62%	0.72%	0.62%	0.61%	0.75%	0.61%
Allowance for loan losses	$20,170	19,617	19,194	18,266	17,888	20,170	17,888
Allowance for loan losses as a percent of loans	0.98%	0.98%	1.02%	1.00%	1.03%	0.98%	1.03%
Allowance for loan losses as a percent of NPLs	125.15%	146.19%	125.24%	144.91%	146.79%	125.15%	146.79%

MORTGAGE BANKING
Mortgage originations	$270,400	339,100	419,900	394,700	319,300	1,029,400	992,100
Net gains on sale of loans	$1,391	1,452	1,883	1,495	1,934	4,726	4,358
Mortgage servicing portfolio	$1,485,629	2,446,605	2,302,874	2,100,689	1,880,773	1,485,629	1,880,773
Mortgage servicing rights	$14,759	24,448	23,250	21,013	18,797	14,759	18,797
Mortgage servicing rights valuation (loss) recovery	$257	107	247	(126)	(72)	611	(215)
Mortgage servicing rights / Mortgage servicing portfolio	0.99%	1.00%	1.01%	1.00%	1.00%	0.99%	1.00%

END OF PERIOD BALANCES
Assets	$2,647,155	2,626,531	2,560,292	2,498,943	2,479,867	2,647,155	2,479,867
Deposits	$1,748,362	1,765,081	1,754,905	1,709,339	1,657,934	1,748,362	1,657,934
Shareholders’ equity	$252,017	245,191	241,469	236,656	231,103	252,017	231,103
Tangible shareholders’ equity	$183,285	176,605	171,959	166,298	159,240	183,285	159,240

AVERAGE BALANCES
Loans	$2,036,257	1,952,498	1,850,254	1,795,003	1,729,792	1,945,680	1,641,557
Loans held for sale	$84,698	115,185	171,109	173,527	141,518	123,949	123,179
Earning assets	$2,436,108	2,389,805	2,345,365	2,309,944	2,231,921	2,390,092	2,145,370
Assets	$2,630,097	2,582,202	2,536,719	2,492,498	2,413,205	2,582,662	2,350,515
Deposits	$1,738,856	1,763,597	1,737,768	1,690,508	1,619,214	1,746,798	1,577,322
Shareholders’ equity	$249,155	243,175	239,182	234,685	229,637	243,799	226,200
Tangible shareholders’ equity	$180,362	174,145	169,240	163,338	157,651	174,541	153,308